                                                                      Exhibit 11


                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                                                         Years Ended December 31,
                                                               ------------------------------------------
                                                                   1999            1998            1997
                                                               ----------      ----------      ----------
 Numerator:
     Net Income                                                $3,043,129      $2,602,165      $2,299,710
                                                               ==========      ==========      ==========

 Denominator:
     Denominator for basic earnings
         per share -- weighted average
         common shares outstanding                                897,811         854,430         703,131

     Effect of dilutive securities:
         Officer stock option plan                                      -               -               -
                                                               ----------      ----------      ----------

     Denominator for diluted earnings
         per share -- weighted average
         common shares outstanding and
         assumed conversions                                      897,811         854,430         703,131
                                                               ==========      ==========      ==========

 Basic earnings per share                                      $     3.39      $     3.05      $     3.27
                                                               ==========      ==========      ==========

 Diluted earnings per share                                    $     3.39      $     3.05      $     3.27
                                                               ==========      ==========      ==========
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